Exhibit  2.1

                          ----------------------------

                            STOCK PURCHASE AGREEMENT
                          ----------------------------



                                  by and among



                              REXALL SUNDOWN, INC.,


                  WORLDWIDE SPORT NUTRITIONAL SUPPLEMENTS INC.


                                       and


                               THE SHAREHOLDERS OF
                  WORLDWIDE SPORT NUTRITIONAL SUPPLEMENTS INC.



                                February 23, 2000


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
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                                TABLE OF CONTENTS
                                                                                                               Page
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ARTICLE I. - SALE AND PURCHASE OF SHARES..........................................................................1
       1.01       Sale and Purchase of Shares.....................................................................1
       1.02       Payment for Shares..............................................................................1
       1.03       Purchase Price Adjustment.......................................................................1
ARTICLE II. - CLOSING.............................................................................................1
       2.01       Closing.........................................................................................2
       2.02       Deliveries by the Shareholders..................................................................2
       2.03       Deliveries by Buyer.............................................................................2
       2.04       Termination in Absence of Closing...............................................................3
       2.05       Section 338(h)(10) Election.....................................................................3
ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.................................3
       3.01       Corporate Existence and Qualification...........................................................3
       3.02       Authority, Approval and Enforceability..........................................................4
       3.03       Capitalization and Corporate Records............................................................4
       3.04       Capital Stock; Title to Shares..................................................................4
       3.05       No Shareholder Defaults or Consents.............................................................4
       3.06       No Default or Consents..........................................................................5
       3.07       No Proceedings..................................................................................5
       3.08       Employee Benefit Matters........................................................................5
       3.09       Financial Statements; Liabilities; Accounts Receivable..........................................7
       3.10       Absence of Certain Changes......................................................................8
       3.11       Compliance with Laws............................................................................9
       3.12       Litigation......................................................................................9
       3.13       Ownership of Company Assets....................................................................10
       3.14       Commitments....................................................................................11
       3.15       Insurance......................................................................................12
       3.16       Inventories....................................................................................12
       3.17       Regulatory Compliance..........................................................................12
       3.18       Permits; Environmental Matters.................................................................12
       3.19       Banks..........................................................................................13
       3.20       Suppliers and Customers........................................................................13
       3.21       Products and Services..........................................................................14
       3.22       Absence of Certain Business Practices..........................................................14
       3.23       Transactions With Affiliates...................................................................14
       3.24       Other Information..............................................................................15
ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER............................................................15
       4.01       Corporate Existence and Qualification..........................................................15
       4.02       Authority, Approval and Enforceability.........................................................15
       4.03       No Default or Consents.........................................................................15
       4.04       No Proceedings.................................................................................16
ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING........................................................................16
       5.01       Buyer's Access to Information and Assets.......................................................16
       5.02       Company's Conduct of Business and Operations...................................................16
       5.03       General Restrictions...........................................................................16
       5.04       Notice Regarding Changes.......................................................................18
       5.05       Ensure Conditions Met..........................................................................18
       5.06       Casualty Loss..................................................................................18
ARTICLE VI. - CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS.....................................................19
       6.01       Conditions to Obligations of the Shareholders..................................................19
       6.02       Conditions to Obligations of Buyer.............................................................19
ARTICLE VII. -  POST-CLOSING OBLIGATIONS.........................................................................21


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       7.01       Further Assurances.............................................................................21
       7.02       Publicity......................................................................................21
       7.03       Post-Closing Indemnity by the Shareholders.....................................................21
       7.04       Non-Competition................................................................................21
ARTICLE VIII. - TAX MATTERS......................................................................................22
       8.01       Representations and Obligations Regarding Taxes................................................22
       8.02       Indemnification for Taxes......................................................................23
ARTICLE IX. - MISCELLANEOUS......................................................................................24
       9.01       Limitation on Liability........................................................................24
       9.02       Confidentiality................................................................................25
       9.03       Brokers........................................................................................26
       9.04       Costs and Expenses.............................................................................26
       9.05       Notices........................................................................................26
       9.06       No Negotiations................................................................................27
       9.07       Governing Law..................................................................................27
       9.08       Entire Agreement; Amendments and Waivers.......................................................28
       9.09       Binding Effect and Assignment..................................................................28
       9.10       Remedies.......................................................................................28
       9.11       Counterparts...................................................................................28
       9.12       Survival.......................................................................................28
       9.13       Attorneys' Fees................................................................................28
       9.14       Risk of Loss...................................................................................28
ARTICLE X. - DEFINITIONS.........................................................................................29
       10.01      Affiliate......................................................................................29
       10.02      Assets.........................................................................................29
       10.03      Business.......................................................................................29
       10.04      Collateral Agreements..........................................................................29
       10.05      Contracts......................................................................................29
       10.06      Damages........................................................................................29
       10.07      Environmental Laws.............................................................................29
       10.08      Financial Statements...........................................................................29
       10.09      Governmental Authorities.......................................................................29
       10.10      Hazardous Material.............................................................................30
       10.11      Knowledge of the Company and any of the Shareholders...........................................30
       10.12      Legal Requirements.............................................................................30
       10.13      Material Adverse Effect........................................................................30
       10.14      Permits........................................................................................30
       10.15      Proportionate Share............................................................................30
       10.16      Real Property..................................................................................30
       10.17      Regulations....................................................................................30
       10.18      Used...........................................................................................30


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



                                LIST OF SCHEDULES

Schedule 3.01........................................Qualifications as Foreign Corporation
Schedule 3.04(a).....................................Stock Ownership
Schedule 3.05........................................Shareholder Defaults or Consents
Schedule 3.06........................................Company Defaults or Consents
Schedule 3.08(a).....................................Employee Arrangements
Schedule 3.08(c).....................................Benefit Plan Liabilities
Schedule 3.08(e).....................................Current Employees
Schedule 3.09(a).....................................Financial Statements
Schedule 3.09(b).....................................Scheduled Liabilities
Schedule 3.09(c).....................................Accounts Receivable
Schedule 3.10(a).....................................Certain Changes
Schedule 3.10(b).....................................Certain Actions
Schedule 3.11(1).....................................Compliance with Law
Schedule 3.11(2).....................................Citations
Schedule 3.12........................................Litigation
Schedule 3.13(a).....................................Encumbrances
Schedule 3.13(b).....................................Leased Premises Matters
Schedule 3.13(c).....................................Intangible Rights
Schedule 3.14........................................Commitments
Schedule 3.14(c).....................................Non-Arm's Length Contracts
Schedule 3.15........................................Insurance
Schedule 3.16(1).....................................Inventory Condition
Schedule 3.16(2).....................................Inventory Accounting
Schedule 3.18(a).....................................Permits
Schedule 3.18(b).....................................Environmental Claims
Schedule 3.18(c).....................................Storage of Hazardous Materials
Schedule 3.18(d).....................................Noncompliance with Environmental Laws
Schedule 3.19........................................Banks, Accounts and Authorized Signatories
Schedule 3.20........................................Suppliers and Customers
Schedule 3.21(a).....................................Product Listing
Schedule 3.21(b).....................................Recalls
Schedule 3.23........................................Affiliate Transactions
Schedule 4.03........................................Buyer Defaults or Consents
Schedule 8.01(a).....................................Tax Returns
Schedule 8.01(b).....................................Tax Claims
Schedule 8.01(c).....................................Tax Extensions


EXHIBITS

Exhibit A - Form of Employment Agreement of David McCabe
Exhibit B - Form of Employment Agreement of William R. Kemp
Exhibit C - Form of Opinion of Annis, Mitchell, Cockey, Edwards & Roehn, P.A.



                                      iii

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                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 23, 2000, by and among (i) Rexall Sundown, Inc., a Florida corporation (the "Buyer"), (ii) Worldwide Sport Nutritional Supplements Inc., a New York corporation (the "Company"), and (iii) the Shareholders of the Company as set forth on Schedule 3.04(a) (collectively, the "Shareholders" and each individually, a "Shareholder").

                                    Recitals

         A. The Shareholders own of record and beneficially all of the outstanding capital stock of the Company (the "Shares").

         B. Buyer desires to purchase the Shares, and the Shareholders desire to sell such Shares, upon the terms and subject to the conditions set forth herein.


                                    Agreement

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:


                    ARTICLE I. - SALE AND PURCHASE OF SHARES

         1.01 Sale and Purchase of Shares.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01, the Shareholders shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Shares, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever ("Liens").

                  (b) To effect the transfers contemplated by Section 1.01(a), at the Closing, each Shareholder shall deliver or cause to be delivered to Buyer, against payment therefor in accordance with Section 1.02, stock certificates representing that portion of the Shares being sold by such Shareholder hereunder, accompanied by stock powers duly executed in blank and otherwise in form acceptable to Buyer for transfer on the books of the Company.

         1.02 Payment for Shares. As payment for the Shares being acquired by the Buyer hereunder, Buyer shall deliver to each Shareholder at Closing, by wire transfer in next day funds, an amount equal to such Shareholder's Proportionate Share of Seventy One Million Five Hundred Thousand Dollars ($71,500,000) (the "Cash Consideration"). The Cash Consideration shall be subject to the post-Closing purchase price adjustment described in Section 1.03. The Cash Consideration, as adjusted for such post-Closing purchase price adjustment, is referred to herein as the "Purchase Price."

         1.03 Purchase Price Adjustment. The Cash Consideration payable to the Shareholders shall be adjusted as provided in Sections 5.03(xiv) and (xviii); provided, however, that amounts payable to William R. Kemp pursuant to the last clause of Section 5.03(xviii) shall not reduce the Cash Consideration.

                              ARTICLE II. - CLOSING

         2.01 Closing. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 9:00 a.m., Miami time, on March 23, 2000, or, if the conditions set forth in Sections 6.01 and 6.02 have not been satisfied or waived on such date, no later than seven days after all such conditions shall have been satisfied or waived, at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.02 Deliveries by the Shareholders. At or prior to the Closing, the Shareholders shall deliver, or cause the Company to deliver, to Buyer:

                           (i) certificates representing all of the Shares, duly
endorsed in blank for transfer, or with appropriate stock powers in blank attached;

                           (ii) the resignations of all the officers and
directors of the Company;

                           (iii) the stock book, stock ledger, minute books and
corporate seal of the Company;

                           (iv) a certificate executed by each of the
Shareholders to the effect that the conditions set forth in Sections 6.02(a) through (d) have been satisfied;

                           (v) an Employment Agreement between the Company and
David McCabe, in substantially the form attached hereto as Exhibit A (the "McCabe Employment Agreement"), duly executed by David McCabe;

                           (vi) an Employment Agreement between the Company and
William R. Kemp, in substantially the form attached hereto as Exhibit B (the "Kemp Employment Agreement"), duly executed by William R. Kemp;

                           (vii) an opinion of Annis, Mitchell, Cockey, Edwards
& Roehn, PA, counsel to the Company and the Shareholders, dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, to the effect set forth on Exhibit C;

                           (viii) possession of all originals and copies of
agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Shareholders or any Affiliate of any Shareholder pertaining to the Company (collectively, the "Records"); provided, however, that the Shareholders may retain: (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Shareholders are reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Shareholders will be required in connection with the performance of its obligations under Article VIII;

                           (ix) evidence satisfactory to Buyer that the
Company's assets are owned free and clear of any Liens;

                           (x) evidence satisfactory to Buyer that Buyer's
designees shall be the only authorized signatories with respect to the Company's various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.19; and

                           (xi) such other instruments or documents as shall be
reasonably requested by Buyer to vest in the Buyer title in and to the Shares and to consummate the transactions contemplated by the provisions hereof.

         2.03 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to each Shareholder:

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                           (i) such Shareholder's Proportionate Share of the
Purchase Price;

                           (ii) a certificate executed by an authorized officer
of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in Section 6.01(a) and (b) have been satisfied;

                           (iii) the McCabe Employment Agreement duly executed
by the Company;

                           (iv) the Kemp Employment Agreement duly executed by
the Company; and

                           (v) such other instruments or documents as shall be
reasonably requested by the Shareholders to consummate the transactions contemplated by the provisions hereof.

         2.04 Termination in Absence of Closing.

                  (a) If by the close of business on April 30, 2000, the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.01; provided, however, that the provisions of Sections 9.02, 9.03, 9.04, 9.07 and 9.08 shall survive any such termination.

                  (b) Notwithstanding the approval of the Board of Directors of Buyer, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Buyer if:

                           (i) any representations or warranties made herein for
the benefit of Buyer, or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue in any material respect; or

                           (ii) the Company or any Shareholder shall have
defaulted in any material respect in the performance of any material obligation under this Agreement.

         2.05 Section 338(h)(10) Election. At the Buyer's option, each of the Shareholders will join (and will cause the Company to join) with Buyer in making an election under Code Section 338(h)(10)(and any corresponding election under state, local, and foreign Tax law) with respect to the purchase and sale of the Shares pursuant to the terms of this Agreement (a "Section 338(h)(10) Election"). The Shareholders will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent permitted by applicable law. The Shareholders shall also pay any Tax imposed on the Company or the Subsidiaries attributable to making the Section 338(h)(10) Election.


                  ARTICLE III. - REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE SHAREHOLDERS

         The Company and the Shareholders, jointly and severally, hereby represent and warrant to Buyer that:

         3.01 Corporate Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company and the Subsidiaries (as defined in Section 3.04) have the corporate power to carry on their business as is presently conducted; the Company and the Subsidiaries are not required to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 3.01 attached hereto, and the Company and the Subsidiaries are qualified as foreign corporations and in good standing in each listed jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect.

         3.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company and the Shareholders, and the Company and the Shareholders have all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements to be executed and delivered in connection with the transactions contemplated hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which the Company and/or the Shareholders are parties constitute, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03 Capitalization and Corporate Records. The entire authorized capital stock of the Company consists of 200 shares of common stock, no par value per share, of which 178 shares are issued and outstanding as of the date of this Agreement and no more than 194 shares of common stock will be issued and outstanding as of the Closing Date. All of the issued and outstanding shares of the Company's capital stock are owned beneficially and of record by the Shareholders, free and clear of any and all Liens. The copies of the Certificate of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all material corporate actions of the Shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since the date of the Company's incorporation. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.

         3.04 Capital Stock; Title to Shares.

                 (a) All of the issued and outstanding shares of the Company are owned beneficially and of record by the Shareholders in the amounts and percentages as set forth on Schedule 3.04(a). Except as otherwise set forth in
Schedule 3.04, the Company does not have any subsidiaries or participate in any partnership or joint venture or own any outstanding capital stock of any other corporation (each a "Subsidiary" and collectively, the "Subsidiaries"). All of the issued and outstanding shares of any Subsidiaries are owned beneficially and of record by the Company. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any Subsidiary, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any Subsidiary, or any such convertible or exchangeable securities or any such rights, warrants or options.

                 (b) The Shareholders have, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Shares, free and clear of any Lien and, upon purchase and payment therefor by the Buyer, in accordance with the terms of this Agreement, the Buyer will obtain good and marketable title to all the Shares, free and clear of any Liens.

         3.05 No Shareholder Defaults or Consents. Except as otherwise set forth in Schedule 3.05, the execution and delivery of this Agreement and the Collateral Agreements by the Company and the Shareholders and the performance by such parties of their respective obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which any Shareholder is a party, or by which Company, the Subsidiaries or any properties or assets of any Shareholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

         3.06 No Default or Consents. Except as otherwise set forth in Schedule 3.06, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
conditions or provisions of the charter or bylaws of the Company or the Subsidiaries;

                           (ii) violate any Legal Requirements applicable to the
Company or the Subsidiaries;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company or the Subsidiaries, the violation, conflict, breach, default or termination would have a Material Adverse Effect;

                           (iv) result in the creation of any Lien on any Assets
of the Company or the Subsidiaries; or

                           (v) require the Company or the Subsidiaries to obtain
or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         3.07 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Company or any of the Shareholders, threatened before any Governmental Authority seeking to restrain the Company, the Subsidiaries or the Shareholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or the Subsidiaries as a result of the consummation of this Agreement.

         3.08 Employee Benefit Matters.

                  (a) Schedule 3.08(a) provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company or the Subsidiaries, or has been so sponsored, maintained or contributed to at any time during the Company's or the Subsidiaries' existence:

                           (i) each "employee benefit plan", as such term is
defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"),

                           (ii) each personnel policy, employee manual or other
written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in
Section 3.08(a)(i) ("Benefit Program or Agreement").

                  (b) True, correct and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyer.

                  (c) Except as otherwise set forth in Schedule 3.08(c),

                           (i) Neither the Company nor the Subsidiaries
contribute to or has an obligation to contribute to a multi-employer plan within the meaning of Section 3(37) of ERISA ("Multi-employer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

                           (ii) The Company and the Subsidiaries have
substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the Knowledge of the Company or any of the Shareholders, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                           (iii) All reports and disclosures relating to the
Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                           (iv) Each of the Plans intended to be qualified under
Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

                           (v) There are no actions, suits or claims pending
(other than routine claims for benefits) or, to the Knowledge of the Company or any of the Shareholders, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                           (vi) All contributions required to be made to the
Plans pursuant to their terms and provisions and applicable law have been made timely;

                           (vii) As to any Plan subject to Title IV of ERISA,
there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation 2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a "plan termination basis" based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                           (viii) None of the Plans nor any trust created
thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

                           (ix) To the Knowledge of the Company and the
Shareholders, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

                           (x) Each trust funding a Plan, which trust is
intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

                           (xi) Each of the Company and the Subsidiaries does
not have any obligation to provide health benefits to former employees, except as specifically required by law;

                           (xii) Neither the execution and delivery of this
Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company or any Subsidiary to severance pay, unemployment compensation or any similar payment,
(B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code;

                           (xiii) The Company has not incurred any liability or
taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

                           (xiv) Since the date of the Company's incorporation,
there have not been any (i) work stoppages, labor disputes or other significant controversies between the Company and the Subsidiaries and their respective employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

                  (d) Except as set forth in Schedule 3.08(a), neither the Company nor any Subsidiary is a party to any agreement, and has not established any policy or practice, requiring the payment or provision of any other form of compensation or benefit to any person performing services for the Company or any Subsidiary upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                  (e) Schedule 3.08(e) sets forth by number and employment classification the approximate numbers of employees employed by the Company and each Subsidiary as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company or any Subsidiary.

                  (f) Neither the Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

         3.09 Financial Statements; Liabilities; Accounts Receivable.

                  (a) The Company has delivered to Buyer true and complete copies of the unaudited Financial Statements with respect to the Company and the Subsidiaries as of and for the years ended December 31, 1997, 1998 and 1999, copies of which unaudited Financial Statements are attached hereto as Schedule 3.09(a). All of such Financial Statements present fairly the financial condition and results of operations of the Company and the Subsidiaries for the dates or periods indicated thereon. All of such

Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated.

                  (b) Except for (i) the liabilities reflected on the Company's December 31, 1999 balance sheet included with the Financial Statements, (ii) trade payables and accrued expenses incurred since December 31, 1999 (the "Balance Sheet Date") in the ordinary course of business, (iii) executory contract obligations, and (iv) the liabilities set forth in Schedule 3.09(b) attached, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

                  (c) Except as otherwise set forth in Schedule 3.09(c), the accounts receivable reflected on the December 31, 1999 balance sheet included in the Financial Statements and all of the Company's accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 3.09(c), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the December 31, 1999 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

         3.10 Absence of Certain Changes.

                 (a) Except as otherwise set forth in Schedule 3.10(a) attached hereto, since December 31, 1999, there has not been:

                           (i) any event, circumstance or change that had or
might have a Material Adverse Effect;

                           (ii) any damage, destruction or loss (whether or not
covered by insurance) that had or might have a Material Adverse Effect; or

                           (iii) any material adverse change in the Company's or
the Subsidiaries' sales patterns, pricing policies, accounts receivable or accounts payable.

                  (b) Except as otherwise set forth in Schedule 3.10(b) attached hereto, since December 31, 1999, the Company or either of the Subsidiaries has not:

                           (i) merged into or with or consolidated with, any
other corporation or acquired the business or assets of any person;

                           (ii) purchased any securities of any person;

                           (iii) created, incurred, assumed, guaranteed or
otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                           (iv) made any change in any existing election, or
made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Subsidiaries' or their respective business operations;

                           (v) entered into, amended or terminated any material
agreement;

                           (vi) sold, transferred, leased, mortgaged, encumbered
or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Assets except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.14;

                           (vii) settled any claim or litigation, or filed any
motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                           (viii) incurred or approved, or entered into any
agreement or commitment to make, any expenditures in excess of $10,000 (other than those required pursuant to any agreement specified in Schedule 3.14);

                           (ix) maintained its books of account other than in
the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

                           (x) adopted any Plan or Benefit Program or Agreement,
or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

                           (xi) suffered any extraordinary losses or waived any
rights of material value;

                           (xii) made any payment (including any dividends or
distributions with respect to the Company's capital stock) to any Shareholder (other than compensation payable in the ordinary course of business) or forgiven any indebtedness due or owing from any Shareholder to the Company;

                           (xiii) (A) except in the ordinary course of business,
liquidated inventory or accepted product returns, (B) accelerated receivables,
(C) delayed payables, or (D) changed in any material respect the Company's practices in connection with the payment of payables and/or the collection of receivables;

                           (xiv) engaged in any one or more activities or
transactions with an Affiliate or outside the ordinary course of business; or

                           (xv) committed to do any of the foregoing.

         3.11 Compliance with Laws. Except as otherwise set forth in Schedule 3.11(1), the Company and the Subsidiaries are and have been in compliance in all respects with any and all applicable Legal Requirements, other than failures to so comply that would not have a Material Adverse Effect. Except as otherwise set forth in Schedule 3.11(2), neither the Company nor the Subsidiaries (x) has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority, except for failures to so comply that would not have a Material Adverse Effect, and (y) is in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company or the Subsidiaries, which default, breach or violation would have a Material Adverse Effect.

         3.12 Litigation. Except as otherwise set forth in Schedule 3.12, there are no claims, actions, suits, investigations or proceedings against the Company or the Subsidiaries pending or, to the Knowledge of the Company or any of the Shareholders, threatened in any court or before or by any Governmental

Authority, or before any arbitrator, that might have a Material Adverse Effect and, to the Knowledge of the Company or any of the Shareholders, there is no basis for any such claim, action, suit, investigation or proceeding. Schedule
3.12 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 1999.

         3.13 Ownership of Company Assets.

                  (a) Except as provided under the provisions of the agreements described in Schedule 3.13(a), the Company has and will have as of the Closing Date legal and beneficial ownership of its Assets, free and clear of any and all Liens.

                  (b) The Company does not own, and has never owned, any real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein). Schedule 3.13(b) sets forth a list of all leases, licenses or similar agreements ("Leases") relating to the Company's use or occupancy of real estate owned by a third party (the "Leased Premises"), true and correct copies of which have previously been furnished to Buyer. The Leases are in full force and effect and have not been amended, and, to the Knowledge of the Company or any of the Shareholders, no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. With respect to each such Leased Premises: (i) the Company has a valid leasehold interest in the Leased Premises, free and clear of any Liens, covenants and easements or title defects that have had or would have an adverse effect on the Company's use and occupancy of the Leased Premises; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat; (iii) each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, to the Knowledge of the Company or any of the Shareholders, no such proceedings are contemplated, or (b) any special assessment which may affect any of the Leased Premises.

                  (c) Set forth on Schedule 3.13(c) is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) ("Tangible Rights") owned, Used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of the Business and Assets ("Intangible Rights") including, but not limited to, the Intangible Rights listed on Schedule 3.13(c). Except as set forth on Schedule 3.13(c): (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Tangible and Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Tangible or Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Tangible or Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Tangible or Intangible Rights and, to the Knowledge of the Company or any of the Shareholders, no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Tangible or Intangible Rights or interests therein and, to the Knowledge of the Company or any of the Shareholders, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Tangible or Intangible Rights, and neither the use of the Tangible or Intangible Rights nor the operation of the Company's businesses is infringing or has infringed upon any intellectual property rights of others, except for such infringements or violations that would not have a Material Adverse Effect; (vi) the Tangible or Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its businesses as presently being conducted; (vii) no interest in any of the Company's Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Tangible or Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.13(c) and were duly made and remain in full force and effect; and (ix) to the Knowledge of the Company or any of the Shareholders, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Tangible or Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Tangible or Intangible Rights. To the extent any of the Tangible or Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure. All of the Tangible or Intangible Rights are assignable to the Buyer without alteration or impairment.

         3.14 Commitments.

                  (a) Except as otherwise set forth in Schedule 3.14, neither the Company nor any Subsidiary is a party to or bound by any of the following, whether written or oral:

                           (i) any Contract that cannot by its terms be
terminated by the Company or such Subsidiary, as the case may be, with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                           (ii) contract or commitment for capital expenditures
by the Company or such Subsidiary in excess of $5,000 per calendar quarter in the aggregate;

                           (iii) lease or license with respect to any Assets,
real or personal, whether as landlord, tenant, licensor or licensee;

                           (iv) agreement, contract, indenture or other
instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Assets;

                           (v) partnership agreement;

                           (vi) contract with any Affiliate of the Company or
such Subsidiary (including the Shareholders) relating to the provision of goods or services by or to the Company or such Subsidiary;

                           (vii) agreement for the sale of any assets that in
the aggregate have a net book value on the Company's or such Subsidiary's books of greater than $5,000;

                           (viii) agreement that purports to limit the Company's
or such Subsidiary's freedom to compete freely in any line of business or in any geographic area;

                           (ix) preferential purchase right, right of first
refusal, or similar agreement; or

                           (x) other Contract that is material to the business
of the Company or any Subsidiary.

                  (b) All of the Contracts listed or required to be listed in
Schedule 3.14 are valid, binding and in full force and effect, and neither the Company nor any Shareholder has been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.14. Neither the Company nor, to the Knowledge of the Company or any of the Shareholders, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.14. Following the Closing, Buyer will be entitled to all of the benefits of the Company under each Contract listed or required to be listed in Schedule 3.14.

                  (c) Except as otherwise set forth in Schedule 3.14(c), neither the Company nor any Shareholder is a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

         3.15 Insurance. Schedule 3.15 is a complete and correct list of all insurance policies presently in effect that relate to the Company or its Assets, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.15. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and, to the Knowledge of the Company or any Shareholder , there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.

         3.16 Inventories. Except as otherwise set forth in Schedule 3.16(1), the inventories of the Company and the Subsidiaries consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Company and the Subsidiaries and be usable and saleable in the ordinary and usual course of business for the purposes for which intended. Except as otherwise set forth in Schedule 3.16(2), such inventory is carried on the Company's books of account in accordance with GAAP.

         3.17 Regulatory Compliance. The Company and the Subsidiaries have received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary or desirable to the conduct of the business of the Company and the Subsidiaries as they are now conducted with the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC") and the United States Department of Agriculture ("USDA"), as applicable, except for such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations of which the failure to so obtain would not have a Material Adverse Effect. The Company and the Subsidiaries are in compliance in all respects with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations and all applicable FDA, FTC, CPSC, USDA, federal, state and local rules and regulations, except where the failure to so comply would not have a Material Adverse Effect. The Company and the Shareholders have not received any notice and have no reason to believe that any party granting any such registration, application, license, request for exemption, permit or other authorization is considering limiting, suspending or revoking the same.

         3.18 Permits; Environmental Matters.

                  (a) Except as otherwise set forth in Schedule 3.18(a), the Company and the Subsidiaries have all Permits necessary for each of them to construct, own, operate, use and/or maintain their respective Assets and to conduct their respective Businesses and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in
Schedule 3.18(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company or any of the Shareholders, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company or any of the Shareholders, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company and/or the Subsidiaries to own, operate, use or maintain any of their respective Assets or to conduct their respective businesses and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in

Schedule 3.18(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

                  (b) Except as set forth on Schedule 3.18(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company or any of the Shareholders, threatened, or judgments or orders relating to any Hazardous Materials (collectively called "Environmental Claims") asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company. Neither the Company nor, to the Knowledge of the Company or any of the Shareholders, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company, the Buyer or the Business. Except as set forth on Schedule 3.18(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

                  (c) Neither the Company nor any Subsidiary stores or has stored Hazardous Materials on real property currently or formerly owned, leased or Used by the Company or any such Subsidiary during the Company's or the Subsidiary's ownership or occupancy thereof and, to the Knowledge of the Company or any of the Shareholders, no part of such real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

                  (d) Except as set forth on Schedule 3.18(d), the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

         3.19 Banks. Schedule 3.19 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company or the Subsidiaries have an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company and/or the Subsidiaries in matters concerning any of its or their business or affairs. Except as otherwise set forth in Schedule 3.19, no such proxies, powers of attorney or other like instruments are irrevocable.

         3.20 Suppliers and Customers. Schedule 3.20 sets forth (i) the ten principal suppliers of the Company and its Subsidiaries during each of calendar years 1998 and 1999, together with the dollar amount of goods purchased by the Company and its Subsidiaries from each such supplier during each such period, and (ii) the ten principal customers of the Company and its Subsidiaries during each of calendar years 1998 and 1999, together with the dollar amount of goods and/or services sold by the Company and its Subsidiaries to each such customer during each such period. Except as otherwise set forth in Schedule 3.20, to the Knowledge of the Company or any of the Shareholders, the Company and its Subsidiaries maintain good relations with all suppliers and customers listed or required to be listed in Schedule 3.20 as well as with governments, partners, financing sources and other parties with whom the Company and its Subsidiaries have significant relations, and no such party or any other supplier or customer which accounted for two percent or more of the consolidated revenues of the Company and its Subsidiaries during such periods has canceled, terminated or made any threat to the Company and its Subsidiaries to cancel or otherwise terminate its relationship with the Company and its Subsidiaries or to materially decrease its services or supplies to the Company and its Subsidiaries or its direct or indirect purchase or usage of the products or services of the Company and its Subsidiaries.

         3.21 Products and Services.

                  (a) Schedule 3.21(a) lists each product under development, developed, manufactured, licensed, distributed or sold by the Company and its Subsidiaries and any other products in which the Company and its Subsidiaries have any proprietary rights or beneficial interest (collectively, the "Products"). Each Product has been designed and manufactured in accordance with
(A) the specifications under which the Product is normally and has normally been manufactured, and (B) the provisions of all applicable laws, policies, guidelines and any other governmental requirements, the violation of which would have a Material Adverse Effect.

                  (b) Schedule 3.21(b) sets forth (A) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company and its Subsidiaries, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (B) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (C) a list of all regulatory letters received by the Company and its Subsidiaries or the Shareholders or any of their agents relating to the Company and its Subsidiaries or any of the Products or the Company and its Subsidiaries' establishments.

                  (c) Except as set forth on Schedule 3.21(c), there exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company and its Subsidiaries or any of the Products.

                  (d) Schedule 3.21(d) sets forth the warranty provided by the Company for each of the Products. There are no claims existing or, to the Knowledge of the Company or any of the Shareholders, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company and its Subsidiaries. There are no claims existing and, to the Knowledge of the Company or any of the Shareholders, there is no basis for any claim against the Company and its Subsidiaries for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company and its Subsidiaries, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services.

         3.22 Absence of Certain Business Practices. Neither the Company, any of its Subsidiaries, any Seller nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Material Adverse Effect, or (iii) if not continued in the future, may have a Material Adverse Effect.

         3.23 Transactions With Affiliates

                  (a) Except as set forth on Schedule 3.23 and except for normal advances to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with either Shareholder or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.23, no Shareholder or other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

                  (b) Except as set forth on Schedule 3.23 hereto, no Shareholder possesses, directly or indirectly, any financial interest in (other than the direct or indirect ownership of no more than 5% of any class of securities of a public company registered under Section 12 of the Securities Exchange Act of 1934, as amended), or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company.

         3.24 Other Information. The information with respect to the Company and the Subsidiaries furnished to Buyer pursuant to this Agreement (including, without limitation, information contained in the Collateral Documents, the Schedules identified herein, and other documents to be executed or delivered pursuant hereto by Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or contain any misstatement of material fact, or omits to state any material fact required to be stated in order to make the statements therein not misleading.


              ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Shareholders that:

         4.01 Corporate Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; has the power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

         4.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03 No Default or Consents. Except as otherwise set forth in Schedule 4.03, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
conditions or provisions of Buyer's Articles of Incorporation or bylaws;

                           (ii) violate any Legal Requirements applicable to
Buyer;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to Buyer;

                           (iv) result in the creation of any Lien on any
property of Buyer; or

                           (v) require Buyer to obtain or make any waiver,
consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         4.04 No Proceedings. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.


                    ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         5.01 Buyer's Access to Information and Assets. The Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company during the Company's normal business hours for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and Assets. The Company shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company, including, without limitation, all files, records, data and information relating to the Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.

         5.02 Company's Conduct of Business and Operations. The Company and the Shareholders shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its business in the ordinary course consistent with past practices, (b) use commercially reasonable efforts to keep available the services of present employees, (c) maintain and operate its Assets in a good and workmanlike manner,
(d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use commercially reasonable efforts to keep all Contracts listed or required to be listed on Schedule 3.14 in full force and effect, (f) comply with all of the covenants contained in all such Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, each Shareholder will use commercially reasonable efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

         5.03 General Restrictions. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company shall not and shall not permit the Subsidiaries to:

                           (i) merge into or with or consolidate with, any other
corporation or acquire the business or assets of any person;

                           (ii) purchase any securities of any person;

                           (iii) create, incur, assume, guarantee or otherwise
become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                           (iv) make any change in any existing election, or
make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                           (v) enter into, amend or terminate any material
agreement;

                           (vi) sell, transfer, lease, mortgage, encumber or
otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Assets except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.14;

                           (vii) settle any material claim or litigation, or
file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                           (viii) incur or approve, or enter into any agreement
or commitment to make, any expenditures in excess of $10,000 outside the ordinary course of business (other than those required pursuant to any agreement specified in Schedule 3.14);

                           (ix) maintain its books of account other than in the
usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

                           (x) adopt any Plan or Benefit Program or Agreement,
or grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

                           (xi) accelerate or delay collection of any notes or
accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practices;

                           (xii) delay or accelerate payment of any account
payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

                           (xiii) allow its levels of inventory to vary in any
material respect from the levels customarily maintained;

                           (xiv) declare or pay any dividend or other
distribution (whether in cash, stock or other property) with respect to its capital stock; provided, however, the Company may declare and pay dividends or make any distributions in an amount not to exceed the amount of taxes payable by the Shareholders (based upon the standard rate) with respect to the Company's taxable income, net of any prior distributions made with respect to such taxable income, for the calendar year 1999 and for period commencing on January 1, 2000 and continuing through the Closing Date, so long as (A) such dividends and/or distributions do not exceed the Company's available cash at the time of such dividend payment or distribution and (B) no other provision of this Section 5.03 is violated; provided further, however, the Company may issue sixteen (16) shares of the Company's common stock to William R. Kemp provided that the Cash Consideration payable pursuant to Section 1.02 hereof shall be reduced by an amount equal to the out-of-pocket expenses incurred by the Company in connection with such capital stock issuance including, but not limited to, Federal withholding, FICA and Medicare;

                           (xv) apply any of its Assets to the direct or
indirect payment, prepayment, discharge, satisfaction or reduction of any amount payable, directly or indirectly, to or for the benefit of either Shareholder or any other Affiliate of the Company (except for salary and benefits as currently in effect and except in accordance with existing agreements and arrangements which have been disclosed to the other parties hereto in writing);

                           (xvi) engage in any one or more activities or
transactions with an Affiliate or outside the ordinary course of business;

                           (xvii) enter into any transaction or make any
commitment which could result in any of the representations, warranties or covenants of the Company or the Shareholders contained in this Agreement not being true and correct after the occurrence of such transaction or event;

                           (xviii) adopt any agreement or increase the
compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit sharing or other incentive plan or commitment); provided, however, the Company may declare and pay bonuses to its employees provided that any amounts declared and paid by the Company in respect of such bonuses shall reduce the Cash Consideration payable pursuant to Section
1.02 hereof on a dollar for dollar basis (net of any tax benefit to the Company); provided further, however, the Company may pay a bonus to William R. Kemp in an amount equal to 0.5% of the Company's net sales for the period commencing on January 1, 2000 and continuing through the Closing Date; or

                           (xix) commit to do any of the foregoing.

         5.04 Notice Regarding Changes. The Company and each Shareholder shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company or any Shareholder inaccurate or misleading. The Buyer shall promptly inform the Company and each Shareholder in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading.

         5.05 Ensure Conditions Met. Each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation,
(i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, including, without limitation, complying with any applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino"), (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

         5.06 Casualty Loss. If, between the date of this Agreement and the Closing, any Assets of the Company (the loss of which will have a Material Adverse Effect) shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Shareholders shall, in the event such loss, damage or destruction is not fully covered by applicable insurance (after application of any applicable deductibles or self retentions or coinsurance), at Buyer's election, (i) cause such Assets to be repaired or replaced prior to the Closing with Assets of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Assets to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

        ARTICLE VI. - CONDITIONS TO SHAREHOLDERS' AND BUYER'S OBLIGATIONS

         6.01 Conditions to Obligations of the Shareholders. The obligations of the Shareholders to carry out the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

                  (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                  (b) As of the Closing Date, no suit, action, injunction or other proceeding shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

                  (c) The Buyer shall have delivered to the Company and the Shareholders a certificate to the effect that each of the conditions specified above in Sections 6.016.01(a) and (b) has been satisfied in all respects.

                  (d) The Company shall have executed and delivered the McCabe and Kemp Employment Agreements.

                  (e) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and the Sellers.

                  (f) Buyer shall have furnished the Shareholders with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

                  (g) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Buyer, the Company and its Shareholders shall have received all other material authorizations, consents, and approvals of governments and governmental agencies.

                  The Company and the Shareholders may waive any condition specified in this Section 6.01 if they execute a writing so stating at or prior to the Closing.

         6.02 Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer, of the following conditions:

                  (a) All representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and the Company and the Shareholders shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by it at or prior to the Closing.

                  (b) As of the Closing Date, no suit, action, injunction or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Buyer, the Company or the Shareholders or prohibit the Closing or seeking Damages against Buyer, the Company, the Assets or the Shareholders as a result of the consummation of the transactions contemplated by this Agreement.

                  (c) The Company and the Shareholders shall have performed and complied with all of the covenants hereunder in all material respects through the Closing.

                  (d) Except for matters disclosed in Schedule 3.10(a) or 3.10(b) attached hereto, since December 31, 1999 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, may have a Material Adverse Effect.

                  (e) The Company and the Shareholders shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 6.02 6.02(a)-(d) has been satisfied in all respects.

                  (f) The Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Company's execution, delivery and performance of this Agreement.

                  (g) the Company and the Shareholders shall have delivered the opinion of Annis, Mitchell, Cockey, Edwards & Roehn, P.A., dated the Closing Date.

                  (h) McCabe shall have executed and delivered the McCabe Employment Agreement.

                  (i) Kemp shall have executed and delivered the Kemp Employment Agreement.

                  (j) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Buyer, the Company and its Shareholders shall have received all other material authorizations, consents, and approvals of governments and governmental agencies;

                  (k) All agreements, commitments and understandings between the Company and the Shareholders (or any Affiliate thereof) shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by the Shareholders and/or such Affiliates, as applicable, and written evidence thereof satisfactory in form and substance to Buyer shall have been delivered to Buyer.

                  (l) Buyer shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Company and the Shareholders set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to Buyer.

                  (m) All proceedings to be taken by the Company and the Shareholders in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Buyer, and Buyer shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                  (n) Buyer shall have received written evidence, in form and substance satisfactory to it, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

                  (o) Buyer shall have received the audit report of PriceWaterhouseCoopers with respect to the audited Financial Statements of the Company as of and for the year ended December 31, 1999, which audit report shall be without qualification and which audited Financial Statements shall not reflect any material adjustments from those referred to in Section 3.09.

                  (p) No proceeding in which the Shareholders or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

         The Buyer may waive any condition specified in this Section 6.02 if it executes a writing so stating at or prior to the Closing.

                     ARTICLE VII. - POST-CLOSING OBLIGATIONS

         7.01 Further Assurances. Following the Closing, the Company, the Shareholders and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         7.02 Publicity. None of the parties hereto shall cause to have issued or made any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law or by the rules of the National Association of Securities Dealers or the United States Securities Exchange Commission, and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         7.03 Post-Closing Indemnity by the Shareholders. Subject to the provisions of Section 9.01, from and after the Closing, each of the Shareholders shall indemnify and hold harmless the Company, Buyer and their respective Affiliates, directors, officers and employees from and against his or her Proportionate Share of any and all Damages arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Shareholders in this Agreement or in any document or certificate delivered by the Shareholders at the Closing pursuant hereto. Any payment made to Buyer by the Shareholders pursuant to the indemnification obligations under this Section 7.03 shall constitute a reduction in the Purchase Price hereunder.

         7.04 Non-Competition.

                  (a) General. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Shareholders hereby severally covenants and agrees as follows:

                           (i) Such Shareholder, without the prior written
consent of Buyer, shall not for a period of one year from and after the Closing Date, directly or indirectly, for himself or herself or for any other person, firm, corporation, partnership, association or other entity, employ or attempt to employ any employee of the Company or Buyer or any of Buyer's Affiliates until at least six months after the date such employee was no longer employed by the Buyer or any of its Affiliates.

                           (ii) Neither such Shareholder nor any of its
Affiliates shall, without the prior written consent of the Buyer and for a period of three years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which is engaged in any facet of the Business or which competes in any way with the existing business of Buyer or any of its subsidiaries or Affiliates, anywhere in United States (the "Territory"); provided, however, that for these purposes, a Shareholder's direct and/or indirect ownership of securities of a public company not in excess of 5% of any class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, shall not be considered to be competition with the Buyer or any of its subsidiaries or Affiliates; or (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which is engaged in any facet of the Business or which competes in any way with the Buyer or any of its subsidiaries or Affiliates within the Territory.

                  (b) Nondisclosure. Such Shareholder shall not at any time, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any confidential information relating to the Company or to Buyer, its subsidiaries or Affiliates, or any information concerning their respective financial condition, customers, sources of leads and methods of obtaining new business or the methods generally of doing and operating their respective businesses, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law of judicial or administrative process.

                  (c) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by any Shareholder or any of their respective Affiliates of any or all of the covenants and agreements contained in this Agreement may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Shareholder recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Agreement by such Shareholder and/or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.04 shall be construed to prevent Buyer from seeking and recovering from a Shareholder damages sustained by it as a result of any breach or violation by such Shareholder of any of the covenants or agreements of the Shareholders and/or the Company contained herein.


                           ARTICLE VIII. - TAX MATTERS

         8.01 Representations and Obligations Regarding Taxes. The Shareholders jointly and severally represent and warrant to and agree with the Buyer as follows:

                  (a) Except as set forth in Schedule 8.01(a), (i) all returns and reports, including without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state or local tax assessment or other governmental charge (all herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed on or before the Closing Date by or with respect to the income, business, operations or property of the Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in such Tax Returns have been so included, (iii) all information provided in such Tax Returns is true, correct and complete, (iv) all Taxes that have become due with respect to the taxable years covered by such Tax Returns have been timely paid in full, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (vi) all withholding Tax requirements imposed on the Company for all taxable periods through the close of business on the Closing Date have been satisfied in full in all respects.

                  (b) There is no claim against the Company with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 8.01(b).

                  (c) Except as set forth in Schedule 8.01(c), there is not in force any extension of time with respect to the date on which any Tax Return of or with respect to the Company is due to be or have been filed, or any waivers or agreements by or with respect to the Company or the Shareholders of or for any extension of time for the assessment or payment of any Tax.

                  (d) The total amounts set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company for the taxable periods covered thereby.

                  (e) The Company has been an S corporation (as defined in Section 1361 of the Code) at all times since January 1, 1995 pursuant to an election to be treated as an S corporation properly made by the Company.

                  (f) Buyer shall (i) grant to the Shareholders access at all reasonable times to all of its books and records (including tax workpapers and returns and correspondence with tax authorities) insofar as they relate to the operations of the Company, including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to taxable periods ending on or prior to the Closing Date, and (ii) otherwise cooperate with Shareholders in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

         8.02 Indemnification for Taxes.

                  (a) The Shareholders hereby agree to indemnify the Company, Buyer and its Affiliates (each herein sometimes referred to as an "Indemnified Taxpayer") against, and agree to protect, save and hold harmless each Indemnified Taxpayer from, his or her Proportionate Share of any and all claims, damages, deficiencies, losses (including Taxes, interest and penalties) and all expenses, including attorneys' and accountants' fees and disbursements (all herein referred to as "Losses") resulting from:

                           (i) A claim by any taxing authority for (A) any Taxes
of the Company allocable to any period ending on or prior to the Closing Date, and (B) any Taxes of the Shareholders;

                           (ii) A claim by any taxing authority for any Taxes
arising from or occasioned by the consummation of the transactions contemplated by this Agreement; or

                           (iii) Any misrepresentation or breach of any
representation, warranty or obligation set forth in this Article VIII.

                  (b) Subject to the resolution of any Tax contest pursuant to
Section 8.02(c), upon notice from Buyer to the Shareholders that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to
Section 8.02(a), the Shareholders shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

                  (c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Shareholders in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually prejudiced.

                           (ii) The Indemnified Taxpayer shall take such action
in connection with contesting such claim as the Shareholders shall reasonably request in writing from time to time; provided that (A) within 30 days (or such earlier date that any payment of Taxes is due by the Indemnified Taxpayer) after the notice described in (i) above has been delivered, the Shareholders request that such claim be contested, (B) the Shareholders shall have agreed to pay to the Indemnified Taxpayer on demand all costs and expenses that the Indemnified Taxpayer may incur in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and
(C) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Shareholder shall have advanced to the Indemnified Taxpayer, on an interest free basis, the amount of such claim. In the case of any such claim referred to above, the Indemnified Taxpayer shall not make payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by (i) above, shall give to the Shareholders any information reasonably requested relating to such claim and otherwise shall cooperate with the Shareholders in good faith in order to contest effectively any such claim.

                           (iii) Subject to the provisions of paragraph (ii)
above, the Indemnified Taxpayer shall prosecute such contest to a determination in a court of initial jurisdiction, and if the Shareholders shall reasonably request, the Indemnified Taxpayer shall prosecute such contest to a determination in an appellate court.

                           (iv) If, after actual receipt by the Indemnified
Taxpayer of an amount advanced by the Shareholders pursuant to paragraph (ii)(C) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the final judgment or decree of a court or a final or binding settlement with an administrative agency having jurisdiction thereof, the Indemnified Taxpayer shall promptly pay to the Shareholders any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority). Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as the Shareholders shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.

                  (d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Shareholders under this
Article VIII shall survive the Closing until the expiration of the applicable statutes of limitations.


                           ARTICLE IX. - MISCELLANEOUS

         9.01 Limitation on Liability.

                  (a) All representations and warranties made by the Company and the Shareholders in this Agreement and in the Schedules hereto shall survive the Closing Date for a period of two (2) years, provided that the representations and warranties contained in Section 3.04 (Capital Stock; Title to Shares) shall survive without limitation and the representations and warranties contained in
Section 8.01 (Taxes) shall survive until the applicable statute of limitations shall have expired. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

                  (b) For purposes of this Section 9.01, a party making a claim for indemnity under Section 7.03 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party". All claims by any Indemnified Party under
Section 7.03 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.01(a) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                           (i) take such action as the Indemnifying Party may
reasonably request in connection with such action,

                           (ii) allow the Indemnifying Party to dispute such
action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                           (iii) render to the Indemnifying Party all such
assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

                  (c) Any claim for indemnification under Section 7.03 and this
Section 9.01 must be asserted by written notice by a date which is no more than two years following the Closing Date, except that (i) any claim based upon a breach of the representations and warranties contained in Section 8.01 (Taxes) may be asserted until the expiration of the applicable statute of limitations and (ii) any claim based upon (A) a breach of the representations and warranties contained in Section 3.04 (Capital Stock) and (B) a claim relating to fraud, may be asserted with no such time limitation.

                  (d) Notwithstanding anything to the contrary contained in this Agreement, none of the Shareholders shall have any obligation to indemnify the Buyer pursuant to Section 7.03:

                           (i) unless the aggregate amount of Damages incurred
by the Buyer to which Buyer has the right to be indemnified exceeds $250,000, at which point each of the Shareholders will be obligated to indemnify the Buyer from and against his or her Proportionate Share of such Damages relating back to the first dollar (the "Shareholder Basket"); and

                           (ii) for any amount of Damages in excess of
$25,000,000 (the "Shareholder Cap"); provided, however, that the Shareholder Basket and the Shareholder Cap shall not apply to any Damages relating to the breach of any representation and/or warranty contained in Section 3.04 (Capital Stock; Title to Shares) and Section 8.01 (Taxes); provided further, however, that the Shareholder Basket and the Shareholder Cap shall not apply to any Damages based upon a claim relating to (A) the breach of any covenant contained in Section 7.04, and (B) fraud.

         9.02 Confidentiality.

                  (a) Prior to the Closing, Buyer shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed as a result of any applicable law, rule or regulation of any Governmental Authority.

                  (b) Each Shareholder shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Buyer or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to such Shareholders or his Affiliates or any of his respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a non-confidential basis prior to its disclosure by such Shareholder or his Affiliates or any of his respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed as a result of any applicable law, rule or regulation of any Governmental Authority.

         9.03 Brokers. Regardless of whether the Closing shall occur, (i) the Shareholders shall jointly and severally indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or the Shareholders in respect of the transactions contemplated by this Agreement, and
(ii) Buyer shall indemnify and hold harmless the Shareholders from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         9.04 Costs and Expenses. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the "Transaction Expenses"); provided, however, that the Company will be responsible for and discharge all Transaction Expenses incurred by or on behalf of the Company and the Shareholders up to $100,000. Any Transaction Expenses incurred by the Company and/or Shareholders in excess of such $100,000 limit shall be paid and discharged by the Shareholders. Notwithstanding the foregoing, the filing fee required to be paid in connection with the premerger notification and report forms to be made under Hart-Scott-Rodino shall be borne equally by the Buyer, on the one hand, and the Company, on the other hand.

         9.05 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, or by recognized overnight business courier as follows:

         BUYER:                                     Rexall Sundown, Inc.
                                                    6111 Broken Sound Parkway, N.W.
                                                    Boca Raton, Florida 33487
                                                    Attention:  Geary Cotton, Chief Financial Officer
                                                    Telecopy No. (561) 999-4715

                                       26

                                                    With copies to:
                                                    --------------

                                                    Rexall Sundown, Inc.
                                                    6111 Broken Sound Parkway, N.W.
                                                    Boca Raton, Florida 33487
                                                    Attention:  Geary Cotton, Chief Financial Officer
                                                    Telecopy No. (561) 999-4715

                                                    Greenberg Traurig, P.A.
                                                    1221 Brickell Avenue
                                                    Miami, Florida 33131
                                                    Attention: Paul Berkowitz

                                                    Telecopy No. (305) 579-0717

         THE COMPANY AND THE SHAREHOLDERS:          c/o Worldwide Sport Nutritional Supplements Inc.
                                                    10540 72nd Street
                                                    Largo, Florida 33777
                                                    Attention: David McCabe and William R. Kemp
                                                    Telecopy No. ______________

                                                    With a copy to:
                                                    --------------

                                                    Annis Mitchell Cockey Edwards & Roehn, P.A.
                                                    One Tampa City Center, 22nd Floor
                                                    Tampa, Florida  33601
                                                    Attention:  Joseph Rugg
                                                    Telecopy No. (813) 223-9067

         Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon receipt of confirmation of successful transmission. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Notices by overnight business courier shall be effective on the next business day following delivery to the courier provided such delivery was made prior to the deadline for such next business day delivery.

         9.06 No Negotiations. The Shareholders shall not themselves, and shall cause the Company, its other Affiliates and all of its and its Affiliates' respective officers, directors, employees, partners, agents and advisors not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with, or provide any information to, or consider any proposal or offer presented by, any party concerning any sale of the Company or any of its Assets or any similar transaction or enter into any agreement or take any action that by its terms or effect could reasonably be expected to affect adversely the ability of the parties hereto to consummate the transactions contemplated hereby.

         9.07 Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Courts of the State of Florida, Miami-Dade, Broward and Palm Beach Counties, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         9.08 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.09 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         9.10 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.12 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         9.13 Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         9.14 Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Assets shall remain with the Shareholders, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

                            ARTICLE X. - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article X or elsewhere in this Agreement.

         10.01 Affiliate. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

         10.02 Assets. The term "Assets" shall mean all of the assets, rights and properties used or useful by the Company and its Subsidiaries in the operation of the Business.

         10.03 Business. The term "Business" shall mean the business in which the Company and its Subsidiaries is engaged on the date hereof.

         10.04 Collateral Agreements. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         10.05 Contracts. The term "Contracts", when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         10.06 Damages. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         10.07 Environmental Laws. The term "Environmental Laws" shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution and protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         10.08 Financial Statements. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company's business prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

         10.09 Governmental Authorities. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         10.10 Hazardous Material. The term "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "Hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         10.11 Knowledge of the Company or any of the Shareholders. The term "Knowledge of the Company or any of the Shareholders" shall mean the actual knowledge of (i) with respect to the Company, any of its directors and officers or (ii) with respect to the Shareholders, any of the Shareholders with respect to the matter in question.

         10.12 Legal Requirements. The term "Legal Requirements", when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

         10.13 Material Adverse Effect. The term "Material Adverse Effect" shall mean a material adverse change in, or the occurrence of any event which would be likely to have a material adverse effect on, the business, financial condition, operations, assets, prospects or results of operations of the Company and its Subsidiaries taken as a whole.

         10.14 Permits. The term "Permits" shall mean any and all permits, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         10.15 Proportionate Share The term "Proportionate Share" shall mean (a) 14.9% with respect to William R. Kemp and (b) 85.1% with respect to David McCabe and Dawn McCabe, jointly.

         10.16 Real Property. The term "Real Property" shall mean the real property Used by the Company in the conduct of its business.

         10.17 Regulations. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

         10.18 Used. The term "Used" shall mean, with respect to the Assets, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

         EXECUTED as of the date first written above.


                           BUYER:
                           -----


                           REXALL SUNDOWN, INC.


                           By:   /s/ Damon DeSantis
                                ---------------------------------------
                                   Name:  Damon DeSantis
                                          ------------------------------
                                   Title: President and Chief Executive Officer
                                          -------------------------------------
                           COMPANY:
                           -------


                           WORLDWIDE SPORT NUTRITIONAL SUPPLEMENTS INC.


                           By:   /s/ David J. McCabe
                                 ---------------------------------------
                                 Name:  David J. McCabe
                                        --------------------------------
                                 Title: President and Chief Executive Officer
                                        ---------------------------------------

                           SHAREHOLDERS:
                           ------------


                           /s/ David J. McCabe
                           ---------------------------------------------
                           David McCabe

                            /s/ Dawn McCabe
                           ---------------------------------------------
                           Dawn McCabe

                           /s/ William R. Kemp
                           ---------------------------------------------
                           William R. Kemp